American Safety Insurance Holdings, Ltd.
Reports First Quarter Net Earnings Increase of 17%

HAMILTON, Bermuda, April 27, 2010 - American Safety Insurance Holdings, Ltd. (NYSE: ASI) today reported first quarter net earnings of $6.5 million, or $0.61 per diluted share, compared to $5.5 million, or $0.53 per diluted share, for the same period in 2009.

Financial highlights for the quarter included:

•	Book value increased to $27.23 per outstanding share and $26.21 per diluted share at quarter end, from $26.33 per outstanding share and $25.47 per diluted share at December 31, 2009.
•	Return on average equity (adjusted for realized and unrealized gains (losses) on investments) was 9.2% compared to 10.0% for the same period of 2009.
•	Cash flow from operations was $10.6 million compared to $14.2 million for the same period of 2009.
•	Gross premiums written increased 16.6% to $59.3 million versus the same period of 2009.
•	Net premiums written increased 22.8% to $48.8 million versus the same period of 2009.
•	The combined ratio was 102.3% compared to 101.1% for the same period of 2009.

First Quarter Results

The Company's gross premiums written increased $8.4 million over the same period in 2009.  The primary drivers were growth in (a) property and surety products within the E&S division, (b) a property program within the ART division and (c) the healthcare sector for the Assumed Reinsurance division.

Revenues for the quarter were $53.0 million, compared to $53.4 million for the 2009 first quarter.  This decrease was due to a $1.7 million reduction in premiums earned that was offset in part by increases in net realized gains on investments.  Operating earnings for the quarter were $5.8 million compared to $5.6 million for the same period in 2009.  Operating earnings consist of net earnings adjusted for net realized gains/(losses), net of applicable taxes.

The combined ratio for the quarter was 102.3%, composed of a loss ratio of 59.1% and an expense ratio of 43.2%.  This compares to a combined ratio of 101.1%, with a loss ratio of 60.6% and an expense ratio of 40.5%, for the 2009 first quarter.  The decrease in the loss ratio was due primarily to improvement in the Assumed Reinsurance loss ratio and business mix shifts into shorter tailed products.  The increase in the expense ratio for the quarter was due to a reduction in net premiums earned as well as staff additions in the underwriting functions within the E&S division and the recently completed Victore acquisition.

Commenting on the results, Stephen R. Crim, President and Chief Executive Officer said, “I am pleased with the solid earnings and increase in book value accomplished in the quarter.  We advanced our strategy to achieve critical mass in newer products and shifted our product mix toward shorter tail lines of business.”

Conference Call

A conference call to discuss first quarter 2010 results is scheduled for Wednesday, April 28, 2010 at 9:00 a.m. (Eastern Daylight Time), which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com, or the Company’s website at www.amsafety.bm.  If you are unable to participate at this time, a replay will be available for 30 days, beginning approximately two hours after the call.  A transcript of the call will be available on the Company’s website beginning several days after the call.

This report contains forward-looking statements and non-GAAP financial measures.  The forward-looking statements reflect the Company’s current views with respect to future events and financial performance, including insurance market conditions, combined ratio, premium growth, acquisitions and new products and the impact of new accounting standards.  Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially, including competitive conditions in the insurance industry, levels of new and renewal insurance business, developments in loss trends, adequacy and changes in loss reserves and actuarial assumptions, timing or collectability of reinsurance recoverables, market acceptance of new coverages and enhancements, changes in reinsurance costs and availability, potential adverse decisions in court and arbitration proceedings, the integration and other challenges attendant to acquisitions, and changes in levels of general business activity and economic conditions.

About Us:
American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. and Victore Insurance Company.  As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Mark W. Haushill	Julie McDonald
mark.haushill@amsafety.bm	jmcdonald@amsafety.com
(441) 296-8560	(770) 916-1908

American Safety Insurance Holdings, Ltd. and Subsidiaries
Financial and Operating Highlights
(Dollars in thousands except per-share data)

	Three Months Ended March 31,
	2010	2009
INCOME STATEMENT DATA: Revenues:
Direct premiums earned	$55,742	$50,779
Assumed premiums earned	9,020	11,040
Ceded premiums earned	(21,794)	(17,139)
Net premiums earned	42,968	44,680

Net investment income	7,905	7,790
Net realized gains (losses)	1,011	(44)
Fee income	1,093	933
Other income	20	19
Total revenues	52,997	53,378

Expenses:
Losses and loss adjustment expenses	25,401	27,073
Acquisition expenses	9,830	10,204
Other underwriting expenses	9,827	8,846
Interest expense	759	741
Corporate and other expenses	715	682
Total expenses	46,532	47,546

Earnings before income taxes	6,465	5,832
Income taxes	(99)	208
Net earnings before non-controlling interest	6,564	5,624
Less: Net earnings attributable to the noncontrolling interest	57	79
Net earnings attributable to American Safety Insurance Holdings, Ltd.	$6,507	$5,545

Net earnings per share:
Basic	$0.63	$0.54
Diluted	$0.61	$0.53
Weighted average number of shares outstanding:
Basic	10,331,810	10,286,089
Diluted	10,641,577	10,474,968

Loss Ratio	59.1%	60.6%
Expense Ratio	43.2%	40.5%
GAAP combined ratio	102.3%	101.1%

BALANCE SHEET DATA:	March 31, 2010	December 31, 2009

Total investments	$758,316	$750,425
Total assets	1,162,576	1,147,660
Unpaid losses and loss adjustment expenses	628,606	616,444
Total liabilities	877,027	872,148
Total shareholders’ equity	285,549	275,512

Book value per share	$27.23	$26.33

American Safety Insurance Holdings, Ltd. and Subsidiaries
 Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31, 2010
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$29,628	$18,234	$11,455	$-	$59,317
Net Premiums Written	24,353	14,092	10,336	-	48,781
Net Premiums Earned	22,152	11,163	9,653	-	42,968

Underwriting Profit (Loss)	$(2,521)	$11	$756	$(1)	$(1,755)

Fee Income	146	831	116	-	1,093
Investment Income	5,449	1,129	1,088	239	7,905
Pre-tax Operating Income	3,074	1,971	1,960	238	7,243

Realized Gains (Losses)					1,011
Interest and Holding Company Expenses					1,789
Income Before Taxes					6,465
Income Taxes					(99)
Income After Taxes					$6,564
Earnings from Non-Controlling Interest					57
Net Income Attributable to ASIH, Ltd.					$6,507

Loss Ratio	59.4%	57.5%	60.3%	NM	59.1%
Expense Ratio	51.3%	35.0%	30.7%	NM	43.2%
Combined Ratio	110.7%	92.5%	91.0%	NM	102.3%

	Three Months Ended March 31, 2009
	Insurance			Other
	E&S	ART	Reinsurance	Run-off	Total
Gross Premiums Written	$28,840	$13,655	$8,398	$-	$50,893
Net Premiums Written	21,356	9,490	8,884	-	39,730
Net Premiums Earned	23,064	10,660	10,956	-	44,680

Underwriting Profit (Loss)	$(1,299)	$862	$(393)	$-	$(830)

Fee Income	176	597	160	0	933
Investment Income	5,633	1,007	886	264	7,790
Pre-tax Operating Income	4,511	2,465	653	264	7,893

Realized Gains (Losses)					(44)
Interest and Holding Company Expenses					2,017
Income Before Taxes					5,832
Income Taxes					208
Income After Taxes					$5,624
Earnings from Non-Controlling Interest					79
Net Income Attributable to ASIH, Ltd.					$5,545

Loss Ratio	59.0%	52.9%	71.4%	NM	60.6%
Expense Ratio	45.8%	33.4%	30.8%	NM	40.5%
Combined Ratio	104.9%	86.3%	102.1%	NM	101.1%